                                                                    Exhibit 99.1

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820        Kirk W. Walters                Chittenden
802-658-4000                          (802) 660-1561                 CORPORATION

--------------------------------------------------------------------------------
For Immediate Release

April 16, 2003                                    34/03


CHITTENDEN REPORTS EARNINGS; ANNOUNCES QUARTERLY DIVIDEND
Burlington, VT -- Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced first quarter 2003 net income of $0.49 per diluted share, compared to the $0.46 per diluted share earned in the first quarter of 2002. Chittenden also announced its quarterly dividend of $0.20 per share. The dividend will be paid on May 16, 2003, to shareholders of record on May 2, 2003.

On February 28, 2003, Chittenden completed its acquisition of Granite Bank, a $1.1 billion commercial bank headquartered in Keene, NH for $123 million in cash and approximately 4.4 million in shares of Chittenden stock valued at $116 million. This transaction has been accounted for as a purchase and, accordingly, Granite's operations are reflected in Chittenden's consolidated financial statements from the date of acquisition.

In making the announcement, Perrault said, "I was extremely pleased that through the hard work of many, we were able to complete the Granite acquisition sooner than expected. On a broader level, this is a time of great excitement within the companies of Chittenden as we continue the work of organizing ourselves to be most responsive to our customers, shareholders, and employees."

Total assets increased from $4.9 billion at December 31, 2002 to $6.0 billion at March 31, 2003 with total loans increasing $655 million from a quarter ago to $3.6 billion. Granite contributed total assets of $1.3 billion and total loans of $625 million. Commercial loans increased $57 million and commercial real estate loans increased $210 million from the previous quarter, with Granite accounting for $36 million and $195 million of those amounts, respectively. Residential real estate loans increased $377 million from December 31, 2002 with the Granite acquisition accounting for substantially all of the increase. Runoff of consumer loans slowed considerably from prior quarters. Net of the Granite acquisition, consumer loans declined to $267 million compared with $277 million a quarter ago.

The Granite transaction also led to the increases in securities available for sale, FHLB stock, other assets and goodwill. A total of $150 million of goodwill was recorded as a result of the acquisition. Total deposits increased $688 million from a quarter ago, due to the acquisition of Granite, which contributed $806 million in deposits at March 31, 2003. Borrowings increased $255 million from December 31, 2002, of that increase Granite accounted for $237 million.

The net interest margin for the first quarter of 2003 was 4.22%, compared with 4.61% in the same period of 2002, and 4.38% for the fourth quarter of 2002. Net interest income was $50.9 million for the first quarter of 2003 and $44.5 million a year ago. Excluding the impact of Granite, the net interest margin for the quarter would have been 4.33% and net interest income would have been $48.3 million.

The provision for loan losses of $2.1 million was flat with the first quarter of 2002. The allowance for loan losses was $56.7 million at March 31, 2003, up from $48.2 million at December 31, 2002. The Granite acquisition led to $8.0 million of the increase from the December 31, 2002 balance. Nonperforming assets (NPAs) were $15.0 million at March 31, 2003 compared with $14.1 million in the

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820        Kirk W. Walters                Chittenden
802-658-4000                          (802) 660-1561                 CORPORATION

--------------------------------------------------------------------------------
For Immediate Release
first quarter of 2002 and $15.0 million at December 31, 2002. Included in the March 31, 2003 NPAs is approximately $1.1 million attributable to Granite so that within the other affiliate banks NPAs declined by a similar amount from the prior year-end. As a percentage of total loans, nonperforming assets decreased to 40 basis points at March 31, 2003 compared to 49 basis points at December 31, 2002 and 46 basis points for the same quarter a year ago. Net charge-off activity totaled $1.5 million for the first quarter of 2003, compared with $931,000 for the first quarter of 2002. As a percentage of average loans, charge-offs were 5 basis points for the first quarter of 2003 compared with 3 basis points for the first quarter of 2002.

Noninterest income amounted to $19.3 million for the first quarter of 2003, up from $16.2 million for the first quarter 2002. Gains on sales of loans were $4.4 million for the first quarter of 2003 compared with $2.8 million in the first quarter of 2002. The increase is a result of continued heavy mortgage refinancing activity and the acquisition of Granite, which contributed $319,000 in mortgage gains. Service charges on deposits increased $640,000 from a year ago due to continued strong deposit flows and the acquisitions of Granite and Ocean (ONB). Insurance commissions increased $676,000 from the first quarter of 2002 due to higher levels of performance based commissions (up $397,000) based on the Company's achievement of targets related to sales performance and loss experience and $162,000 of regular commissions income from Granite's insurance subsidiary. Retail investment income increased $322,000 from $574,000 for the same quarter a year ago. This increase is primarily attributable to increased sales activity within the Chittenden Securities, Inc brokerage service. Included in the other category of noninterest income were two significant fluctuations from the first quarter of 2002. The first was in mortgage servicing income which was down $1.5 million from 2002 due to higher amortization of mortgage servicing rights which resulted from continued high prepayment activity on the underlying mortgages. The cash servicing fees collected from these mortgage customers were comparable to the 2002 amounts. The second was a $1.2 million increase in gains on sales of investments which resulted from the sale of securities to fund a portion of the cash consideration paid in the Granite transaction.

Noninterest expenses were $42.2 million for the first quarter of 2003, up from the $36.0 million for the first quarter of 2002. Salaries and employee benefits increased $4.3 million from the first quarter of 2002. Granite represented $1.3 million; the inclusion of ONB for the full quarter (vs one-month in 2002) accounted for $1.0 million and increased pension costs made up $300,000. The remaining increases were primarily attributable to increases in benefits, particularly medical and dental insurance which was up $330,000 and other benefit expenses of $300,000, franchise wide. Amortization of intangibles increased $276,000 from the first quarter of 2002 to $511,000 due to the amortization of the core deposit intangible (CDI) associated with Granite ($138,000), the amortization of a customer list intangible associated with Granite's insurance subsidiary ($25,000) and an additional two months of amortization of Ocean's CDI ($113,000). Other expenses were up $1.4 million of which $422,000 can be attributed to Granite. The remaining increase is associated with charge-offs relating to Chittenden's auto leasing portfolio of $175,000, increased software amortization of $373,000 and two additional months of ONB in 2003 ($412,000).

Income tax expense for the first quarter of 2003 was $9.4 million, up from $7.7 million the same period a year ago. Effective tax rates were 36.13% and 34.27% in the respective periods. There were several drivers of the increased effective tax rate, including state taxes (net of federal benefit), whose effective tax rate increased 61 basis points from 2.19% to 2.80% in 2003. Approximately 37 basis points of this

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820        Kirk W. Walters                Chittenden
802-658-4000                          (802) 660-1561                 CORPORATION

--------------------------------------------------------------------------------
For Immediate Release
increase was due to legislation passed by the Commonwealth of Massachusetts eliminating the dividends received deduction (DRD) for amounts distributed by Real Estate Investment Trust (REIT) subsidiaries to their parent banks. Prior to the new legislation, parent banking organizations were entitled to a 95% DRD on amounts distributed to it by their REIT subsidiaries. The remainder of the increase in the effective tax rate is attributed to an increase in the proportion of the Company's taxable income that is generated outside of the state of Vermont. Also contributing to the higher effective tax rate were proportionately lower levels of tax-exempt interest income, which increased the effective tax rate by 43 basis points, and proportionately lower levels of tax credits from qualified low income housing projects, which increased the effective tax rate by 32 basis points.

The return on average equity was 14.53% for the first quarter of 2003, compared with 16.07% in the same quarter of 2002. This decline from a year ago is attributed to the issuance of additional equity in the Granite acquisition, and higher unrealized gains on securities (average for 2003 was $30.5 million compared to $9 million in 2002). Excluding the effect on average equity of the Granite transaction and the unrealized securities gains, return on average equity would have been 16.28% in 2003 as compared to 16.46% in 2002. The return on average assets for the first quarter of 2003 was 1.29%, down from 1.44% for the first quarter of 2002. The decline in ROA is attributable to the acquisitions of Granite and ONB which increased total assets, increased deposit growth and the issuance of the trust preferred securities. Excluding the impact of the Granite acquisition, ROA would have been 1.34% in 2003.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call to discuss these earnings results at 10:30 a.m. eastern time on April 17, 2003. Interested parties may access the conference call by calling 877-692-2137 or 973-872-3100 in the New York City area. Participants are asked to call in a few minutes prior to the call in order to register for the event. Internet access to the call is also available (listen only) by going to the Shareholders' Resource section of the Company's website at https://www.chittendencorp.com. A replay of the call will be available through April 25, 2003, by calling 877-519-4471 or 973-872-3100 in the New York City area (pin number is 3862508) or by going to the chittendencorp.com website.

The Company may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not previously been disclosed.

Chittenden is a bank holding company with total assets of $6.0 billion at March 31, 2003. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean National Bank and Granite Bank. Chittenden Bank also operates under the names Mortgage Service Center, and it owns The Chittenden Insurance Group, and Chittenden Securities, Inc. Granite operates an insurance agency subsidiary under the name of GSBI Insurance Group. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, visit our web site at www.chittenden.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.

CHITTENDEN CORPORATION
SELECTED FINANCIAL DATA
(Unaudited)
(In Thousands, except for ratios, shares and per share amounts)

Period End Balance Sheet Data                                     3/31/03       12/31/02        3/31/02
-----------------------------                                     -------       --------        -------
Cash and Cash Equivalents                                     $   190,537    $   192,142    $   222,372

Securities Available For Sale                                   1,714,494      1,497,111        922,414
FHLB Stock                                                         24,356         17,030         14,967
Loans Held For Sale                                                98,578         94,874         38,432

Loans:
  Commercial                                                      625,177        568,224        566,746
  Municipal                                                        82,005         77,820         88,134
  Real Estate:
    Residential                                                 1,238,315        861,706        926,463
    Commercial                                                  1,314,095      1,103,897      1,022,858
    Construction                                                   96,859         85,512         91,325
                                                            -------------------------------------------
      Total Real Estate                                         2,649,269      2,051,115      2,040,646
  Consumer                                                        272,159        276,704        324,292
                                                            -------------------------------------------

Total Loans                                                     3,628,610      2,973,863      3,019,818
  Less:  Allowance for Loan Losses                                (56,708)       (48,197)       (49,384)
                                                            -------------------------------------------
Net Loans                                                       3,571,902      2,925,666      2,970,434

Other Real Estate Owned                                                37            158            351
Goodwill                                                          205,579         55,257         58,249
Other Assets                                                      191,104        138,306        138,590
                                                            -------------------------------------------

Total Assets                                                  $ 5,996,587    $ 4,920,544    $ 4,365,809
                                                            ===========================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
  Demand                                                      $   799,506    $   684,077    $   597,680
  Savings                                                         503,415        400,616        389,504
  NOW and Money Market Accounts                                 2,365,768      2,118,539      1,993,050
  Certificates of Deposit less than $100,000                      874,722        691,467        674,653
  Certificates of Deposit $100,000 and Over                       270,627        231,393        229,536
                                                            -------------------------------------------
Total Deposits                                                  4,814,038      4,126,092      3,884,423

Borrowings                                                        428,597        173,654         45,182
Company Obligated, Mandatorily Redeemable Securities
    Of Subsidiary Trust                                           125,000        125,000              -
Accrued Expenses and Other Liabilities                             77,627         77,006         61,832
                                                            -------------------------------------------
Total Liabilities                                               5,445,262      4,501,752      3,991,437

Total Stockholders' Equity                                        551,325        418,792        374,372
                                                            -------------------------------------------

Total Liabilities and Stockholders' Equity                    $ 5,996,587    $ 4,920,544    $ 4,365,809
                                                            ===========================================

Book Value per Common Share                                   $     15.14    $     13.11    $     11.63
Common Shares Outstanding                                      36,420,367     31,939,470     32,180,488

Credit Quality Data
-------------------
    Nonperforming Assets (including OREO)                     $    14,981    $    14,960    $    14,070
    90 days past due and still accruing                             3,106          2,953          3,430
                                                            -------------------------------------------
    Total                                                     $    18,087    $    17,913    $    17,500
    Nonperforming Assets to Loans Plus OREO                          0.40%          0.49%          0.46%
    Allowance to Loans                                               1.52%          1.57%          1.61%
    Allowance to Nonperforming Loans (excluding OREO)              379.48%        325.64%        359.97%

QTD Average Balance Sheet Data
------------------------------
    Loans, Net                                                $ 3,236,735    $ 3,007,081    $ 2,883,072
    Earning Assets                                              4,879,771      4,588,801      3,923,707
    Total Assets                                                5,224,669      4,869,802      4,172,820
    Deposits                                                    4,278,877      4,088,425      3,691,793
    Stockholders' Equity                                          463,149        413,449        374,148

CHITTENDEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, except for ratios, shares and per share amounts)

                                                          For the Three Months
                                                             Ended March 31,

                                                           2003            2002
                                                           ----            ----
Interest Income:

 Interest on Loans                                    $    47,580     $    48,327
 Interest on Investments                                   18,274          12,913
                                                   ------------------------------
Total Interest Income                                 $    65,854          61,240
                                                   ------------------------------

Interest Expense:
  Deposits:

      Savings                                                 635           1,101
      NOW and money market                                  4,930           7,080
      Certificates of deposit under $100,000                4,932           6,307
      Certificates of deposit $100,000 and over             1,299           1,575
  Borrowings                                                3,110             663
                                                   ------------------------------
Total Interest Expense                                     14,906          16,726

Net Interest Income                                        50,948          44,514
Provision for Loan Losses                                   2,050           2,075
                                                   ------------------------------

Net Interest Income after Provision
    for Loan Losses                                        48,898          42,439
                                                   ------------------------------

Noninterest Income:
 Investment Management Income                               3,810           3,972
 Service Charges on Deposit Accounts                        4,393           3,754
 Gains on Sales of Loans, Net                               4,436           2,755
 Credit Card Income, Net                                      903             792
 Insurance Commissions, Net                                 1,613             937
 Retail Investment Services                                   896             574
 Other                                                      3,205           3,376
                                                   ------------------------------
Total Noninterest Income                                   19,256          16,160
                                                   ------------------------------

Noninterest Expense:
 Salaries and Employee Benefits                            25,139          20,832
 Net Occupancy Expense                                      5,479           4,921
 Data Processing                                            2,501           2,902
 Amortization of Intangibles                                  511             235
 Other                                                      8,546           7,156
                                                   ------------------------------
Total Noninterest Expense                                  42,176          36,046
                                                   ------------------------------

Income Before Income Taxes                                 25,978          22,553
Income Tax Expense                                          9,387           7,730
                                                   ------------------------------

Net Income                                            $    16,591     $    14,823
                                                   ==============================

Weighted Average Common Shares Outstanding             33,493,106      32,134,266
Weighted Average Common and
  Common Equivalent Shares Outstanding                 33,799,406      32,537,191

Earnings Per Share, Basic                             $      0.50     $      0.46
Earnings Per Share, Diluted                                  0.49            0.46
Dividends Per Share                                          0.20            0.19

Return on Average Equity                                    14.53%          16.07%
Return on Average Assets                                     1.29%           1.44%
Net Yield on Earning Assets                                  4.22%           4.61%